Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION OF

TITAN COMPUTER SERVICES, INC.
______

Under Section 805 of the Business Corporation Law

FIRST:  The name of the corporation is TITAN COMPUTER SERVICES, INC.

SECOND:  The date of filing of the certificate of incorporation with the Department of State was July 13, 1994.

THIRD:  The amendment effected by this certificate of amendment relates to an increase in the authorized share capital of the corporation from 200 shares, no par value, to 75,000,000 shares, no par value, consisting of 70,000,000 shares of common stock, no par value, and 5, 000,000 shares of preferred stock.

FOURTH:  Paragraph FOURTH of the Certificate of Incorporation regarding the authorized share capital of the corporation is hereby deleted in its entirety and replaced with the following:

Authorized Capital Stock.  The Corporation is hereby authorized to issue a total of 75,000,000 shares of capital stock consisting of (i) 70,000,000 shares of Common Stock, no par value (“Common Stock”) and (ii) 5,000,000 shares of preferred stock, no par value (the “Preferred Stock”).

The Board of Directors of the Corporation (the “Board”) is authorized, subject to the rights of the holders of any then outstanding shares of Preferred Stock and limitations prescribed by law, to provide for the issuance of the shares of unissued and undesignated Preferred Stock, in one or more classes or series, and by filing a certificate pursuant to the applicable law of the State of New York, to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof.  Without limiting the generality of the grant of authority contained in the preceding sentence, but subject to the rights of the holders of then outstanding Preferred Stock, the Board is authorized to determine any or all of the following, and the shares of each class or series may vary from the shares of any other class or series in any or all of the following aspects:

(i)
The number of shares of such class or series (which may subsequently be increased, except as otherwise provided by the resolutions of the Board providing for the issuance of such class or series, or decreased to a number not less than the number of shares then outstanding) and the distinctive designation thereof;

(ii)
The dividend rights, if any, of such class or series, the dividend preferences, if any, as between such class or series and any other class or series of stock, whether and the extent to which shares of such class or series shall be entitled to participate in dividends with shares of any other class or series of stock, whether and the extent to which dividends on such class or series shall be cumulative, and any limitations, restrictions or conditions on the payment of such dividends;

(iii)	The time or times during which, the price or prices at which, and any other terms or conditions on which the shares of such class or series may be redeemed, if redeemable;

(iv)
The rights of such class or series, and the preferences, if any, as between such class or series and any other class or series of stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and whether and the extent to which shares of any such class or series shall be entitled to participate in such event with any other class or series of stock;

(v)	The voting powers, if any, in addition to the voting powers prescribed by law, of shares of such class or series, and the terms of exercise of such voting powers;

(vi)
Whether shares of such class or series shall be convertible into or exchangeable for shares of any other class or series of stock, or any other securities, and the terms and conditions, if any, applicable to such rights;

(vii)	The terms and conditions, if any, of any purchase, retirement or sinking fund which may be provided for the shares of such class or series;

(viii)
Whether shares of such class or series may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary of the Corporation, upon the issue of any additional shares (of such class or series or of any other class or series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(ix)
Such other relative participating, optional or other special rights, qualifications, limitations or restrictions thereof; all as shall be determined by the Board and stated in the certificate or said resolution or resolutions providing for the issuance of such class or series of Preferred Stock.

Any of the powers, preferences, rights and qualifications, limitations, restrictions or designations of any such class or series of Preferred Stock may be made dependent upon facts ascertainable outside of the certificate or the resolution or resolutions adopted by the Board providing for the designation or issuance of such Preferred Stock pursuant to the authority vested in the Board; provided, that the manner in which such facts shall operate upon the powers, preferences, rights and qualifications, limitations, restrictions or designations of such class or series of Preferred Stock is clearly and expressly set forth in the certificate or the resolution or resolutions providing for the issuance of such Preferred Stock

FIFTH: The certificate of amendment was authorized by the vote of the board of directors followed by the written consent of the holders of all the outstanding shares.

Signed on this 5th day of February 2015.

/s/Leonard Rosenfield
Name: Leonard Rosenfield
Title: President